                                                                  Exhibit 23.3




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of Prison Realty Corporation of our report dated September 11, 1998 (except for certain matters discussed in Note 2 as to which the date is September 28, 1998), relating to the balance sheet of Correctional Management Services Corporation as of September 11, 1998 included in Prison Realty Corporation's previously filed Registration Statement on Form S-4, as amended (File Number 333-65017). It should be noted that we have not audited any financial statements of Correctional Management Services Corporation subsequent to September 11, 1998 or performed any audit procedures subsequent to the dates of our report.



                                                 ARTHUR ANDERSEN LLP


Nashville, Tennessee
December 29, 1998